UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2011

Umami Sustainable Seafood Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

1230 Columbia St., Suite 440
San Diego, CA 92101
(Address of principal executive offices) (zip code)

(619) 544-9177
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 3, 2011, Umami Sustainable Seafood Inc. (the “Company”) entered into a Note Purchase Agreement (the "Agreement") with a third party lender (the "Lender").  Pursuant to the Agreement, the Company received gross proceeds of $3,000,000 in exchange for a note in the aggregate principal amount of $3,370,000, which matures on October 31, 2011 (the "Note").

The Note does not bear interest.  In the event that the Note is not paid when due, the Company would be required to pay the Lender an amount equal to 5% of the outstanding principal amount of the Note.

The loan is secured by 450 metric tons of Bluefin tuna inventory owned by Baja Aqua-Farms S.A. de C.V. (“Baja”), the Company’s subsidiary.  In addition, the loan is further secured by additional inventory of Baja that has been pledged to the Lender in connection with a previous loan made by the Lender to the Company.

In connection with this transaction, the Company paid to a placement agent $120,000 in cash and will issue 90,000 warrants to purchase the Company’s common shares at a strike price of $2.70 per share.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

August 9, 2011	By:	/s/ Daniel G. Zang
Chief Financial Officer